                                   Exhibit 2.1
          Share Exchange Agreement between Solomon Alliance Group, Inc.
       and the shareholders of Madison Holdings Inc., dated March 8, 2000



                            SHARE EXCHANGE AGREEMENT

         This Share Exchange Agreement ("Agreement") between Solomon Alliance Group, Inc., an Arizona corporation ("Sage"), and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Madison Holdings, Inc., a Delaware corporation ("Madison"), is entered into as of March 8, 2000.

RECITALS

         A. Madison Holdings Inc., a Delaware corporation ("Madison"), is a public shell company with no active business and no material assets or liabilities.

         B. The Shareholders own all of the issued and outstanding shares of common stock, par value $0.0001 of Madison (the "Madison Shares").

         C. The Shareholders have agreed to sell to Sage, and Sage has agreed to purchase, the Madison Shares from the Shareholders in exchange for shares of Sage common stock, pursuant to the terms and conditions set forth in this Agreement.

         D. The Shareholders and Sage intend that the share exchange transaction contemplated by this Agreement qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1.       Exchange of Stock

         (a) The Shareholders agree to transfer to Sage, and Sage agrees to purchase from the Shareholders, all of the Shareholders' right, title and interest in the Madison Stock, representing 100% of the issued and outstanding stock of Madison, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

         (b) At the Closing (as defined in Section 2 below), upon surrender by the Shareholders of the certificates evidencing the Madison Stock duly endorsed for transfer to Sage or accompanied by stock powers executed in blank by the Shareholders, Sage will cause 300,000 shares (subject to adjustment for fractionalized shares as set forth below) of the common voting stock, par value $0.001 of Sage (the "Sage Stock") to be issued to the Shareholders, in full satisfaction of any right or interest which each Shareholder held in the Madison Stock. The Sage Stock will be issued to the Shareholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the Madison Stock, as set forth on Exhibit A. Any fractional shares that will result due to such pro rata distribution will be rounded up to the next highest whole number. As a result of the exchange of the Madison Stock in exchange for the Sage Stock, Madison will become a wholly owned subsidiary of Sage.

         (c) Sage and the Shareholders have agreed that the Sage Stock to be received by the Shareholders pursuant to this Agreement will be afforded certain "piggyback" registration rights for a period of one year after the Closing.

2.       Closing.

         (a) The parties to this Agreement will hold a closing (the "Closing") for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement. The Closing will be held as soon as possible but not later than March 15, 2000, at the offices of Kogan & Taubman, LLC, 39 Broadway, Suite 2250, New York, NY 10006, unless another place or time is mutually agreed upon by the parties. All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. If agreed to by the parties, the Closing may take place through the exchange of documents by fax and/or express courier.

         (b) With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature.

3.       Representations and Warranties of Sage.

         Sage represents and warrants as follows:

         (a) Sage is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         (b) The authorized capital stock of Sage consists of (i) 100,000,000 shares of common stock, $0.001 par value per share, of which, based on the records of Sage's stock transfer agent, 22,793,155 shares are issued and outstanding as of March 8, 2000. To the knowledge of Sage, all issued and outstanding shares of Sage's common stock are fully paid and nonassessable.

         (c) Sage has one subsidiary, namely, Visual Link Wireless, Inc.

         (d) Execution of this Agreement and performance by Sage hereunder has been duly authorized by all requisite corporate action on the part of Sage, and this Agreement constitutes a valid and binding obligation of Sage, and Sage's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to Sage's knowledge any law or regulation, to which any property of Sage is subject or by which Sage is bound.

         (e) Sage has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance hereunder.

         (f) Sage has provided all financial statements and financial information in its possession as has been requested by the Shareholders.

         (g) There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to Sage, its properties or business.

         (h) Sage is acquiring the Madison shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

4.       Representations and Warranties of the Shareholders.

         The Shareholders, jointly and severally, represent and warrant as follows:

         (a) Madison is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         (b) The authorized capital stock of Madison consists of (i) 120,000,000 shares of common stock, $0.0001 par value per share, of which 5,000,000 shares are issued and outstanding (the "Madison Shares"). Madison there are no agreements purporting to restrict the transfer of the Madison Shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Madison Shares, other than certain lock up agreements that terminate upon the Closing. The Madison Shares held by the Shareholders are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations. There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of Madison, or any securities convertible into or exchangeable for capital stock of Madison or other securities of Madison, from or by Madison.

         (c) The Shareholders have full right, power and authority to sell, transfer and deliver the Madison Shares, and upon delivery of the certificates therefor as contemplated in this Agreement, the Shareholders will transfer to Sage valid and marketable title to the Madison Shares, including all voting and other rights to the Madison Shares, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances. Each of the Shareholders owns and holds that the number of Madison Shares, which are, listed opposite their name on Exhibit A attached hereto.

         (d) There is no litigation or proceeding pending, or to any Shareholder's knowledge threatened, against or relating to Madison or to the Madison Shares.

         (e) Madison is not a party to any material contract other than those listed in Madison's Form 10-SB or any subsequent periodic report as filed with the Securities Exchange Commission.

         (f) Madison has no material assets and no liabilities whatsoever.

         (g) Madison has no employees.

         (h) Madison has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Madison has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Madison.

         (i) The current residence address or principal place of business (for any non-individual shareholder) of the Madison Shareholders is as listed on Exhibit A attached hereto.

         (j) Madison is a publicly reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act") and is in compliance with all periodic reporting requirements of the Act. Madison's Form 10-SB and any other periodic filings made by Madison as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

         (k) The Madison Shareholders have had the opportunity to perform all due diligence investigations of Sage and its business as they have deemed necessary or appropriate and to ask questions of Sage's officers and directors and have received satisfactory answers to all of their questions. The Shareholders have had access to all documents and information about Sage and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the Sage Stock.

         (l) The Shareholders are acquiring the Sage Stock for their own account (and not for the account of others) for investment and not with a view to the distribution therefor. The Shareholders will not sell or otherwise dispose of the Sage Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing the Sage Stock will contain a legend to the foregoing effect.

5.       Conduct Prior to the Closing.

         Sage and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

         (a) No change will be made in the charter documents, by-laws, or other corporate documents of Sage or Madison.

         (b) Sage and Madison will each use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and Madison will not enter into any material commitment except in the ordinary course of business. The Shareholders acknowledge that Sage is currently engaged in a number of acquisition transactions and is pursuing such transactions simultaneously with the transactions contemplated by this Agreement.

         (c) None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Madison Shares owned by them.

6.       Conditions to Obligations of Shareholders.

         The Shareholder's obligation to complete the transactions contemplated herein is subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholders as appropriate:

         (a) The representations and warranties of Sage set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         (b) Sage will have performed all covenants required by this Agreement to be performed by it on or before the Closing.

         (c) This Agreement will have been approved by the Board of Directors of Sage.

         (d) Sage will have delivered to the Shareholders the documents set forth below in form and substance reasonably satisfactory to counsel for the Shareholders, to the effect that:

                  (i) Sage is a corporation duly organized, validly existing, and in good standing;

                  (ii) Sage's authorized capital stock is as set forth herein;

                  (iii) Certified copies of the resolutions of the board of directors of Sage authorizing the execution of this Agreement and the consummation hereof;

                  (iv) Secretary's certificate of incumbency of the officers of Sage; and

                  (vi) Any further document as may be reasonably requested by counsel to the Shareholders in order to substantiate any of the representations or warranties of Sage set forth herein.

         (e) Sage will have executed and delivered to the Shareholders a registration rights agreement reasonably satisfactory to the Shareholders affording the Sage Shares received by the Shareholders "piggyback" registration rights for a period of one year after Closing.

         (f) There will have occurred no material adverse change in the business, operations or prospects of Sage.

7.       Conditions to Obligations of Sage.

         Sage's obligation to complete the transaction contemplated herein will be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Sage, as appropriate:

         (a) The representations and warranties of the Shareholders set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         (b) The Shareholders will have performed all covenants required by this Agreement to be performed by them on or before the Closing.

         (c) The Shareholders will have delivered to Sage the documents set forth below in form and substance reasonably satisfactory to counsel for Sage, to the effect that:

                  (i) Madison is a corporation duly organized, validly existing, and in good standing;

                  (ii) Madison's authorized capital stock is as set forth herein;

                  (iii) Any further document as may be reasonably requested by counsel to the Shareholders in order to substantiate any of the representations or warranties of Sage set forth herein.

         (d) There will have occurred no material adverse change in the business, operations or prospects of Madison.


8.       Additional Covenants.

         (a) Between the date of this Agreement and the Closing, the Shareholders, with respect to Madison, and Sage, with respect to itself, will, and will cause their respective representatives to, (i) afford the other party and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other party and its representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. The Shareholders will cause Madison to, and Sage will provide the Shareholders, with complete copies of all material contracts and other relevant information on a timely basis in order to keep the other party fully informed of the status of their respective business and operations.

         (b) Sage and the Madison Shareholders will cooperate with each other in the preparation of a Form 8-K to be filed with the SEC describing the transaction contemplated by this Agreement and such other items as are required by the SEC rules and regulations.

         (c) Each of the Madison Shareholders will deliver a written statement to Sage resigning from all officer and director positions held by them at Madison.

         (d) The Madison Shareholders will deliver Madison's corporate books and records, including all records relating to Madison's audited financial statements, to Sage at Closing.

         (e) The parties agree that they will not make, and the Shareholders will not permit Madison to make, any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

9.       Termination.

         This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or Sage if there has been a material misrepresentation or material breach of any warranty or covenant by any other party that is not cured by March 15, 2000; or (3) by any of the Shareholders or Sage if the Closing has not taken place within seven days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

10.      Expenses.

         Whether or not the Closing is consummated, each of the parties will pay all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

11.      Survival of Representations and Warranties.

         The representations and warranties of the Shareholders and Sage set out in this Agreement will survive the Closing for a period of one year.

12.      Waiver.

         Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

13.      Brokers.

         Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party. The parties acknowledge that Sage and MHE/PROJIX, LLC ("MHE/PROJIX") have entered into a Service Agreement dated, on or about March 2, 2000, pursuant to which Sage is obligated to pay MHE/PROJIX a fee in connection with services to be rendered by MHE/PROJIX to Sage.

14.      Notices.

         All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

         If to Sage, to:                    Solomon Alliance Group, Inc.
                                            P.O. Box 2904
                                            Alpharetta, GA 30023
                                            Attention: Thomas I. Weston, Jr.
                                            Phone: (770) 619-0116

                                            Fax: (770) 619-0115


         If to the Shareholders, to:        MHE/PROJIX, LLC
                                            15245 Shady Grove Road, Suite 400
                                            Rockville, MD 20850
                                            Attention:  Mark Elenowitz
                                            Phone:  (301) 947-8010
                                            Fax:  (301) 947-8087

15.      General Provisions.

         (a) This Agreement will be governed by and under the laws of the State of Delaware, USA without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

         (b) Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitration will be conducted in the State of Maryland. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

         (c) In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages.

         (d) This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

         (e) This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party will be void.

         (f) The parties agree to take any further actions and to execute any further documents, which may from time to time be necessary or appropriate to carry out the purposes of this Agreement. The Shareholders specifically agree to provide reasonable assistance to Sage in connection with Sage including Madison in its consolidated financial statements.

         (g) The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

         (h) This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document. This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

                             SIGNATURE PAGE FOLLOWS

EXECUTED:

                                                   SOLOMON ALLIANCE GROUP, INC.

                                                   By: /s/ Thomas I. Weston, Jr.
                                                      ------------------------
                                                       Thomas I. Weston, Jr.
                                                       President & CEO


                                                     THE SHAREHOLDERS OF
                                                     MADISON HOLDINGS, INC.:

                                                     MHE/PROJIX, LLC

                                                     By: /s/ Mark Elenowitz
                                                        ----------------------
                                                         Mark Elenowitz
                                                         Managing Director

                                                         /s/ Mark Elenowitz
                                                     -------------------------
                                                     Mark Elenowitz

                                                         /s/ Louis Taubman
                                                     -------------------------
                                                     Louis Taubman

                                                         /s/ David Simonetti
                                                     -------------------------
                                                     David Simonetti

                                                         /s/ Thomas Bostic Smith
                                                     -------------------------
                                                     Thomas Bostic Smith

                                                        /s/ William Quigley, Jr.
                                                     -------------------------
                                                     William Quigley, Jr.


                                                        /s/ Barry Labell
                                                     -------------------------
                                                     Barry Labell

Exhibit A
---------


                              Madison Shareholders

---------------------------------------------------------- ------------------------ ------------- --------------------
                    Name and Address                           Madison Shares            %            Sage Shares
---------------------------------------------------------- ------------------------ ------------- --------------------
MHE/PROJIX, LLC                                            4,750,000                    95%             285,000
516 NE 9th Avenue
Ft. Lauderdale, FL  33301-1218

---------------------------------------------------------- ------------------------ ------------- --------------------
Mark Elenowitz                                             87,500                      1.75%             5,250
15245 Shady Grove Road, Suite 400
Rockville, MD 20850

---------------------------------------------------------- ------------------------ ------------- --------------------
Louis Taubman                                              87,500                      1.75%             5,250
39 Broadway, Suite 2250
New York, NY 20006

---------------------------------------------------------- ------------------------ ------------- --------------------
David Simonetti                                            25,000                       0.5%             1,500
516 NE 9th Avenue
Ft. Lauderdale, FL  33301-1218

---------------------------------------------------------- ------------------------ ------------- --------------------
Thomas Bostic Smith                                        25,000                       0.5%             1,500
192 Lawton Road
Riverside, IL  60546

---------------------------------------------------------- ------------------------ ------------- --------------------
William Quigley, Jr.                                       12,500                      0.25%              750
22801 Howard Chapel Road
Brookeville, MD  20833

---------------------------------------------------------- ------------------------ ------------- --------------------
Barry Labell                                               12,500                      0.25%              750
9805 J Gable Ridge Terrace
Rockville, MD  20850

---------------------------------------------------------- ------------------------ ------------- --------------------
         Total                                             5,000,000                    100%            300,000
---------------------------------------------------------- ------------------------ ------------- --------------------